EXHIBIT 99.1

Immunomedics Announces First Quarter Fiscal 2011 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Nov. 4, 2010 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the first quarter ended September 30, 2010. The Company also highlighted recent key developments and planned activities for the development of the clinical pipeline.

First Quarter Fiscal 2011 Results

The Company reported total revenues of $1.5 million and a net loss of $6.5 million, or $0.09 per share, for the first quarter of fiscal year 2011, which ended September 30, 2010.  This compares to total revenues of $39.0 million and net income of $32.0 million, or $0.42 per share, for the same period last year. The decrease in revenues this quarter was primarily the result of the recording of $37.9 million of license fee revenues from the UCB and Nycomed Agreements in the first quarter of fiscal year 2010 due to the fact that the Company completed all of its obligations associated with the upfront fees deferred under these agreements. There was no licensing fee revenue recorded in this quarter.

As of September 30, 2010, the Company had $23.2 million in cash and cash equivalents. On October 29, 2010, the Internal Revenue Service notified the Company that its applications for the certification for qualified investments under the Qualifying Therapeutic Discovery Project Program were approved. Accordingly, the Company will receive an aggregate amount of $2.9 million, most of which is expected to be received during the second quarter of fiscal 2011.

"We are pleased that this quarter we were able to support an aggressive clinical and R&D agenda while maintaining our cash utilization rate at the expected level," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "As described in our recent R&D day presentation, our main focus is on completing the Phase Ib/II pancreatic cancer trial with clivatuzumab tetraxetan and continuing the enrollment of patients with multiple myeloma into the milatuzumab-doxorubicin study. In addition, we plan to bring a new antibody-drug conjugate involving SN-38, the active metabolite of irinotecan, into clinical testing this fiscal year," he added.

The Company hosted a R&D day on Friday, October 15, 2010, during which outside clinical investigators and Immunomedics' senior management team provided an in-depth discussion of the Company's product pipeline, science and preclinical developments. An archive of the webcast is available for replay via the Investor Relations page on the Company's website at www.immunomedics.com.

Key developments and future planned activities:

Epratuzumab

  Initial results from Cancer and Leukemia Group B's Phase II study combining epratuzumab and rituximab in patients with previously untreated follicular non-Hodgkin's lymphoma will be reported in an oral presentation at the 2010 American Society of Hematology annual meeting on Monday, December 6, 2010.

  Two Phase III trials, Embody 1 & 2, for epratuzumab in systemic lupus erythematosus are expected to start as planned by UCB by the end of the 2010 calendar year.

Veltuzumab

  Nycomed is planning to submit regulatory filings for a Phase II study of the subcutaneous formulation of veltuzumab in patients with rheumatoid arthritis during the fourth quarter of calendar year 2010.

Milatuzumab

  Preliminary results from a Phase I/II study sponsored by Arthur G. James Cancer Hospital and Solove Research Institute at The Ohio State University to evaluate the combination of milatuzumab and veltuzumab in patients with relapsed or refractory B-cell non-Hodgkin's lymphoma will be presented at the 2010 American Society of Hematology annual meeting on Sunday, December 5, 2010.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 154 patents issued in the United States and more than 375 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2010	2010
ASSETS
Current Assets:
Cash and cash equivalents	$ 23,178,760	$ 29,533,230
Auction rate securities - current	--	957,000
Accounts receivable, net of allowance for doubtful accounts	1,022,789	428,574
Inventory	444,048	534,709
Other receivables	799,747	766,441
Prepaid expenses	778,177	449,809
Other current assets	738,447	329,928
	26,961,968	32,999,691

Property and equipment, net	4,234,152	4,327,801
Auction rate securities - non-current	8,446,141	8,222,154
Value of life insurance policies	556,472	542,463
Other long-term assets	30,000	30,000

	$ 40,228,733	$ 46,122,109

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other accrued expenses	$ 4,263,990	$ 4,424,216
Other liabilities	1,005,922	979,278
Stockholders' equity	34,958,821	40,718,615

	$ 40,228,733	$ 46,122,109

Condensed Consolidated Statements of Operations

	Three Months Ended
	September 30,
	2010	2009

Revenues:
Product sales	1,130,271	767,454
License fee and other revenues	--	37,857,785
Research & development	363,550	400,059

Total Revenues	1,493,821	39,025,298

Costs and Expenses	8,193,686	7,257,263

Operating Income (Loss)	(6,699,865)	31,768,035

Interest and Other Income	281,238	284,540

(Loss) Income before Income Tax Expense	(6,418,627)	32,052,575

Income Tax Expense	(46,902)	(40,984)

Net (Loss) Income	$ (6,465,529)	$ 32,011,591

Net (Loss) Income per Common Share:
Basic	$ (0.09)	$ 0.43
Diluted	$ (0.09)	$ 0.42

Weighted average number of common
shares outstanding:
Basic	75,269,134	75,174,419
Diluted	75,269,134	77,107,370
CONTACT:  Immunomedics, Inc.
          Dr. Chau Cheng, Director, Investor Relations & Grant
           Management
          (973) 605-8200, extension 123
          ccheng@immunomedics.com